Exhibit 16.1

KPMG LLP

15 Canada Square

Canary Wharf

London E14 5GL

United Kingdom

Private & confidential

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

May 29, 2019

Ladies and Gentlemen:

We were previously principal accountants for Cambium Networks Corporation and, under the date of May 3, 2019, we reported on the consolidated financial statements of Cambium Networks Corporation as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018. On May 7, 2019, we were dismissed. We have read Cambium Networks Corporation’s statements included under the heading “Change in Independent Registered Public Accounting Firm” of its Form S-1 to be dated May 29, 2019, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Registered in England No OC301540 Registered office: 15 Canada Square, London, E14 5GL For full details of our professional regulation please refer to ‘Regulatory Information’ under ‘About/About KPMG’ at www.kpmg.com/uk

Document Classification - KPMG Confidential